SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K
                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

               Date of Earliest Event Reported: December 10, 2002

                            HYPERDYNAMICS CORPORATION
             (Exact name of registrant as specified in its charter)

           Delaware                    87-0400335                000-25496
(State or other jurisdiction of  (Commission File Number)      (IRS Employer
 incorporation or organization)                              Identification No.)

                           9700 Bissonnet, Suite 1700
                              Houston, Texas 77036
          (Address of principal executive offices, including zip code)

                                 (713) 353-9400
              (Registrant's telephone number, including area code)


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Item  5.       Other  Events

     In December 2002, our wholly-owned subsidiary SCS Corporation, entered into an oil & gas farmout agreement with USOil Corporation, whereby we received all of the rights and obligations that USOil has in that certain Accord between USOil and the Republic of Guinea for oil & gas exploration and production in offshore Guinea, located in West Africa. The farmout incorporates the terms of the Accord. The farmout also incorporates the terms of a letter agreement between us and USOil that we entered into in November 2002.

     The farmout contains approximately 16,000,000 acres constituting most of the offshore area of Guinea. The eastern boundary of the block is approximately 50 kilometers from the shoreline of Guinea and the western boundary of the block is approximately 400 kilometers offshore, extending approximately 300 kilometers along the western boundary of Guinea. The total area of the farmout is delineated by approximately 10 positions of latitude and longitude. Water depth on the farmout is from less than 600 feet to deep water. We are reprocessing old seismic date from the 1970's and new seismic data produced in 2002. We are using new information technology systems and methods to process this seismic data.

     We do not have the financial resources to conduct exploratory drilling on the farmout by ourselves. We will be seeking business arrangements with large oil & gas exploration companies to drill on the farmout. At this time we have no definitive arrangements for drilling on the farmout.

     The terms of the farmout require us to pay USOil upon certain milestones. The Accord is also a production sharing agreement whereby we will pay Guinea upon certain milestones and give Guinea a share of our oil & gas production. If we meet production milestones, we are required to give back a portion of the acreage to Guinea.


Item.  7       Financial  Statements  and  Exhibits

(a)     Financial  Statements:      None

(b)     Exhibits:

        Exhibit  10.1         Farmout Agreement



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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                           HYPERDYNAMICS CORPORATION

                                           Date: December 19, 2002
                                           (signed) ____________________________
                                           By: /s/ Kent Watts
                                           /s/ Kent Watts
                                           President, CEO, and
                                           Chief Accounting Officer


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